EXHIBIT 99.1

Strategic Distribution, Inc. Reports 2005 Fourth Quarter and Year End Financial Results

BRISTOL, Pa., March 30, 2006 (PRIMEZONE) -- Strategic Distribution, Inc. (Nasdaq:STRD), a leading provider of maintenance, repair and operating (MRO) supply chain management services, today reported financial results for the fourth quarter and year ended December 31, 2005.

The Company reported revenues of $36.7 million for the fourth quarter of 2005 compared to $31.9 million for the fourth quarter of 2004. The $4.8 million increase in revenues for the fourth quarter of 2005 over the fourth quarter of 2004 was attributable to $4.5 million of revenue growth within the existing customer base and $0.6 million of revenue from new customers, offset by a $0.3 million decline in revenues relating to a contract terminated in 2005.

The Company reported a net loss of $0.4 million or 12 cents per diluted share in the fourth quarter of 2005 compared to a net loss of $0.1 million or 3 cents per diluted share in the same quarter of 2004. The operating results for the fourth quarter of 2004 included a $1.1 million tax benefit due to the favorable resolution of a state tax matter, while the operating results for the fourth quarter of 2005 included a $0.4 million unfavorable settlement under a terminated contract.

For the year ended December 31, 2005, the Company reported revenues of $136.9 million compared to $121.9 million reported for the comparable period in 2004. The $15.0 million increase in revenues for the fiscal year 2005 over the fiscal year 2004 is primarily attributable to revenue growth within the Company's existing customer base of $19.5 million and revenues generated by new customer contracts of $1.0 million, offset by a $5.5 million decline in revenues from site closings which primarily occurred in fiscal 2004. Revenues for the year ended December 31, 2004 included the recognition of $5.7 million of revenue in the first quarter of 2004, relating to supplies shipped during the third quarter of 2003. This $5.7 million in revenue was not recognized until the first quarter of 2004 when all of the criteria of SEC Staff Accounting Bulletin No. 104, Revenue Recognition, were met.

The Company reported a net loss of $3.4 million or $1.16 per diluted share for the year ended December 31, 2005, compared to a net loss of $2.6 million or 89 cents per diluted share for the same period of 2004. The results for the year ended December 31, 2005 include a $1.2 million provision for doubtful accounts. The increase in the provision is primarily due to a customer that filed for protection under Chapter 11 of the U.S. Bankruptcy Code and the settlement of a claim under a terminated contract. The results for the same period of 2004 included a $1.1 million tax benefit due to the favorable resolution of a state tax matter, a $0.4 million benefit related to the favorable settlement of a disputed liability with a vendor, and a $0.3 million recovery of previously reserved receivables.

At December 31, 2005, the Company reported total cash and cash equivalents of $29.9 million compared to $26.8 million at December 31, 2004.

Strategic Distribution, Inc. helps customers optimize their business performance and meet strategic goals by providing technology and supply chain solutions to increase productivity and reduce total costs. Commercial and industrial customers, as well as educational institutions, benefit from reduced costs and increased efficiencies in the procurement and management of MRO materials. Additional information about Strategic Distribution, Inc. can be found on the Company's web site at www.sdi.com.

The foregoing paragraphs contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's 2004 annual report as filed on Form 10-K with the Securities and Exchange Commission.

           STRATEGIC DISTRIBUTION, INC. AND SUBSIDIARIES

                 Consolidated Statements of Operations

                              (unaudited)

                   (in thousands, except share data)

                           Three months ended     Twelve months ended
                              December 31,             December 31,
                         ---------------------   ---------------------
                            2005        2004        2005        2004
                         ---------   ---------   ---------   ---------
 Revenues                $  36,742   $  31,941   $ 136,914   $ 121,878
 Costs and expenses:
   Cost of materials        30,318      26,242     113,247      98,029
   Operating wages and
    benefits                 2,290       2,093       9,063       8,775
   Other operating
    expenses                   846         937       3,435       3,537
   Selling, general
    and administrative
    expenses                 3,799      3,929       15,046      15,554
                         ---------   ---------   ---------   ---------
 Total costs and
  expenses                  37,253      33,201     140,791     125,895
                         ---------   ---------   ---------   ---------
    Operating loss            (511)     (1,260)     (3,877)     (4,017)
 Interest and other
  income                       209         110         700         338
                         ---------   ---------   ---------   ---------
    Loss from
     operations before
     income taxes             (302)     (1,150)     (3,177)     (3,679)
 Income tax (expense)
  benefit                      (64)      1,047        (255)      1,058
                         ---------   ---------   ---------   ---------
    Net loss             $    (366)  $    (103)  $  (3,432)  $  (2,621)
                         =========   =========   =========   =========
  Net loss per common
  share - basic and
  diluted                $   (0.12)  $   (0.03)  $   (1.16)  $   (0.89)
                         =========   =========   =========   =========

 Weighted average
  number of shares of
  common stock
  outstanding - basic
  and diluted            2,958,826   2,954,633   2,958,650   2,953,822
                         =========   =========   =========   =========

CONTACT:  Strategic Distribution, Inc.
          Philip D. Flynt, Chief Financial Officer
            (800) 322-2644, x1921
          Diane Caldwell, Investor Relations
            (800) 322-2644, x1954